For Immediate Release

Colombia Energy Resources, Inc. Announces
Acquisition of Herrera Mining Concession

SAN FRANCISCO, CALIFORNIA. February 8, 2012 – Colombia Energy Resources, Inc. (OTCBB: CERX.OB), (the “Company” or “CERX”) is pleased to announce the acquisition of the Herrera metallurgical coal mining concession.

CERX, through its wholly-owned Colombian subsidiary, Colombia Clean Power SAS (“CCP”), completed its most recent metallurgical coal concession acquisition on February 3, 2012, purchasing the concession from Dairo Ruben Herrera Perez and Ariel Salcedo Leal. Carlos Soto, President of CCP stated, “the acquisition of this concession adjacent to our Ruku Mining Complex, which began production in December, 2011 and is now producing approximately 1,800 tpm, will result in more efficient access to Ruku’s coal resources and ultimately, lower operating costs and improved safety.”

The purchased concession is approximately 17 hectares (42 acres) in size and contains metallurgical coal resources similar in quality to Ruku. The concession’s permit, FI7-081, entered the construction or preoperative phase on February 3, 2012. Compensation for the property includes certain payments made at signing of the agreement and upon governmental approval of the concession’s transfer to CCP which is expected by May 30, 2012.

In addition, the Company is also announcing that CCP entered into an operations agreement with Americana de Minerales de Exploracion S.A.S., the option holder of the “Boavita” concession FFB-081. This agreement allows for the immediate start of mining operations on the Boavita property once INGEOMINAS, the Colombian state mining authority, approves the recently submitted mining plan. This approval is expected by February 29, 2012. Management believes that implementation of this agreement would likely result in increased coal production for CCP in 2012.

About Colombia Energy Resources, Inc.

Colombia Energy Resources, Inc. (OTCBB: CERX.OB) is exploring coal deposits and developing coal mines at Company controlled mining concessions along with developing coal coking operations, utilizing advanced technologies, in the Republic of Colombia. The Company currently controls mining concessions underlying approximately 25,000 acres of land. The Republic of Colombia is the world's tenth largest producer and sixth largest exporter of coal. It also has the largest reserve base in South America with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.

Colombia Energy Resources, Inc.

One Embarcadero Center

Suite 500

San Francisco, CA 94111

+1 415 460 1165

The Company is currently focused on metallurgical coal exploration and development activities. We plan to import international mining best practices and proven, advanced and environmentally-friendly coke processing technologies to Colombia as we become a leading consolidator in the Colombian metallurgical coal market. The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S. and Colombia with a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaEnergyResources.com

This release contains forward-looking statements regarding Colombia Energy Resources, Inc. future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Colombia Energy Resources, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson

Email: dcarlson@colombiaenergyresources.com

Telephone +1 (415) 460-1165

www.colombiaenergyresources.com

SOURCE: Colombia Energy Resources, Inc.

Colombia Energy Resources, Inc.